Exhibit 4.1

ACCEPTANCE OF APPOINTMENT

AS SUCCESSOR WARRANT AGENT

THIS ACCEPTANCE OF APPOINTMENT AS SUCCESSOR WARRANT AGENT (this “Acceptance of Appointment”), is made as of March 27, 2006 by and between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”).

WHEREAS, the Company is party to that certain Chiquita Brands International, Inc. Common Stock Warrant Agreement dated as of March 19, 2002 by and between the Company and American Security Transfer Company Limited Partnership and the Amendment to the Agreement with Wachovia Bank, N.A. (“Wachovia”) dated June 24, 2005 (collectively, the “Agreement”);

WHEREAS, the Company has notified Wachovia and its successor, American Stock Transfer & Trust Company, of its intention to terminate Wachovia’s appointment as Warrant Agent (as such term is defined therein) under the Agreement; and

WHEREAS, the Company desires Wells Fargo to become vested with all the authority, rights, powers, duties and obligations of the Warrant Agent, and Wells Fargo is willing to accept such appointment.

NOW THEREFORE, in consideration of the premises and of the mutual agreement herein contained, the parties agree as follows:

1. Acceptance of Appointment. Pursuant to Section 6.3 of the Agreement, the Company hereby appoints Wells Fargo as Warrant Agent and Wells Fargo agrees to accept the appointment as Warrant Agent and to become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of Warrant Agent with like effect as if originally named Warrant Agent under the Agreement. Wells Fargo acknowledges receipt of a copy of the Agreement.

2. Transition and Timing. The Company agrees to deliver this Acceptance of Appointment to Wachovia and to take all reasonable actions to enable the transfer of all documentation from Wachovia to Wells Fargo to the extent necessary for Wells Fargo’s performance as Warrant Agent. The parties expect that Wells Fargo will replace Wachovia as Warrant Agent in all respects as of March 27, 2006.

3. Further Assurances. The Company and Wells Fargo agree to cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Acceptance of Appointment and the Agreement, and agree to (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the duties and obligations under the Agreement.

4. Addresses. The notice address for Wells Fargo under Section 8.4 of the Agreement is Wells Fargo Bank, National Association, c/o Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075.

5. Counterparts. This Acceptance of Appointment may be executed in any number of counterparts, each of which as so executed shall be deemed to be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Wells Fargo have caused this Acceptance of Appointment to be signed by their respective duly authorized officers, and the same to be attested by their respective Secretaries or one of their respective Assistant Secretaries, all as of the day and year first written above.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Robert W. Olson
Name:	Robert W. Olson
Title:	Senior Vice President, General Counsel and Secretary

Attest:

/s/ Barbara M. Howland
Title:	Barbara M. Howland
Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Peggy Sime
Name:	Peggy Sime
Title:	Officer

Attest:

/s/ Claudine Anderson
Title:	Asst. Vice President

Amendment #2 to Chiquita Brands International, Inc.

Common Stock Warrant Agreement

This Amendment #2 to the Chiquita Brands International, Inc. Common Stock Warrant Agreement (“Amendment”) is made as of March 27, 2006 by and between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”). Any capitalized terms not defined herein shall have the meaning set forth in the Chiquita Brands International, Inc. Common Stock Warrant Agreement (the “Agreement”) dated as of March 19, 2002 by and between the Company and American Security Transfer Company Limited Partnership, as amended June 24, 2005.

WHEREAS, contemporaneously with the execution of this Amendment, Wells Fargo is executing the Acceptance of Appointment as Successor Warrant Agent under the Agreement; and

WHEREAS, the Company and Wells Fargo desire to amend the Agreement to change the process for payment of the Warrant Price to the Company.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Amendment, the parties hereby agree as follows:

1. Section 2.3(a) of the Agreement shall be amended in its entirety to state the following:

(a) During the period specified in Section 2.2, any whole number of Warrants may be exercised by delivering to the Warrant Agent the Warrant Certificate with the form of election to purchase Warrant Shares set forth on the reverse side of the Warrant Certificate properly completed and duly executed and by either (i) paying in full, by certified check, in immediately available funds, the Warrant Price for each Warrant exercised (the “Aggregate Warrant Price”), to the Warrant Agent at its corporate office or (ii) delivering written notice to the Warrant Agent that the holder of the Warrant is exercising the Warrant (or a portion thereof) by authorizing the Company to withhold from issuance a number of Warrant Shares issuable upon such exercise of the Warrant which when multiplied by the Market Price of the Common Stock is equal to the Aggregate Warrant Price (and such withheld shares shall no longer be issuable under the Warrant (a “Cashless Exercise”). The formula for determining the number of Warrant Shares to be issued in a Cashless Exercise is set forth on Exhibit B attached hereto. The date on which the Warrant Certificate and payment in full of the Warrant Price or the notice described in clause (ii) above is received by the Warrant Agent shall be deemed to be the date on which the Warrant is exercised. The Warrant Agent shall issue a check payable to the Company for all funds received by it in payment of the Warrant Price on a daily basis and shall send such check to the Company by regular mail within one business day of receipt of the Warrant Price.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and Wells Fargo have caused this Amendment to be signed by their respective duly authorized officers, and the same to be attested by their respective Secretaries or one of their respective Assistant Secretaries, all as of the day and year first written above.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ Robert W. Olson
Name:	Robert W. Olson
Title:	Senior Vice President, General Counsel and Secretary

Attest:

/s/ Barbara M. Howland
Title:	Barbara M. Howland
Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Peggy Sime
Name:	Peggy Sime
Title:	Officer

Attest:

/s/ Claudine Anderson
Title:	Asst. Vice President